Exhibit 10.10

PLA Non-Bonus Assumption Agreement

THIS ASSUMPTION AGREEMENT (the “Agreement”) is executed as of the 19 day of June, 2007 (“Execution Date”) by and between Homeowners Choice Property and Casualty Insurance Company, a Florida licensed and authorized insurance company (“Insurer”); and Citizens Property Insurance Corporation, an entity created by the Legislature of the State of Florida pursuant to Subsection 627.351(6); and any successor entity (“CITIZENS”).

RECITALS

WHEREAS, Insurer and CITIZENS desire, pursuant to this Agreement, to have the Insurer remove up to a maximum of 20,000 Policies by Assumption from CITIZENS in accordance with the terms and conditions of this Agreement.

WHEREAS, CITIZENS desires to allow qualifying insurers to participate in the Program and remove policies from CITIZENS;

WHEREAS, Insurer has made application to CITIZENS to participate in the Program; and

WHEREAS, CITIZENS finds the Insurer eligible to participate in the Program.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereto do covenant and agree as follows:

DEFINITIONS

For purposes of this Agreement:

A. “Aggregate Losses” shall mean those losses which include, but are not Limited to, compensatory punitive, bad faith and other damages arising from, and all loss adjustment expenses relating to the adjustment or defense of any and all claims with respect to losses on policies of insurance of Citizens or Issuer.

B. “Assumed Premium” shall mean Initial Assumed Premium as adjusted by a monthly remittance and bordereau process developed by the Insurer and CITIZENS to account for policy cancellations, return premiums, policyholder requested coverage changes, and Returned Policies after the Assumption Date, with the positive and negative adjustments.

PLA Non-Bonus Assumption Agreement

C. “Assumption” shall mean the transference of risks from CITIZENS to the Insurer on a Removed Policy, whereby the Insurer is deemed to have directly issued the Removed Policy as provided in subparagraph (p)6 of Subsection 627.351(6) (as added by Chapter 2007-1 Laws of Florida).

D. “Assumption Date” shall mean that date upon which the Assumption of a Removed Policy occurs.

E. “Assumption Procedures” shall mean those procedures applicable to the depopulation of CITIZENS policies under subparagraphs (p)3-6 of Subsection 627.351(6), Section 627.3511, and Section 627.3517, Florida Statutes, and this Agreement, as set forth in Exhibit D attached hereto.

F. “Ceding Commission Rate” shall be as defined in Exhibit B attached hereto.

G. “Independent Auditor” shall mean a certified public accountant or certified public accounting firm, licensed in the State of Florida, to perform professional auditing services and who is without bias with respect to the outcome of the audit services and with respect to the Insurer.

H. “Initial Assumed Premium” shall mean Written Premium, less the Written Premium earned by CITIZENS with respect to the Removed Policies as of the respective Assumption Dates of such policies.

I. “Initial Notice” shall mean a notice, in substantially form attached as Exhibit F, mailed to a policyholders more than thirty days prior to the Assumption Date of a Tagged Policy.

J. “Office” shall mean the Florida Office of Insurance Regulation.

K. “Parties” shall mean the Insurer and CITIZENS.

L. “Plan” shall mean the Plan of Operation of CITIZENS, as amended.

M. “Rejected Policy” shall mean any Tagged Policy the offer of which has been rejected by a policyholder as provided in section 3.E. of this Agreement.

N. “Replacement Policy” shall mean a policy offered or issued by Insurer on its own policy forms, to take effect upon the expiration or cancellation of a Removed Policy.

O. “Removed Policy or “Removed Policies” shall mean a CITIZENS Policy that is assumed by the Insurer under this Agreement and is not a Rejected Policy.

P. “Program” shall mean any program for the depopulation of policies by assumption or other take-out as approved by CITIZENS and the Office pursuant to subparagraph (p)3-6 of Subsection 627.351(6).

Q. “Returned Policy” shall mean a Removed Policy that is returned to Citizens as provided in section 3.F. of this Agreement.

PLA Non-Bonus Assumption Agreement

R. “Subsection 627.351(6)” shall mean subsection 627.351(6), Florida Statutes (2006), which is Citizens’ enabling statute.

S. “Tagged Policies” shall mean the Policies identified by CITIZENS policy number and expiration date on Exhibit A or any supplement thereto.

T. “Written Premium” shall mean the gross written premium of CITIZENS on the Removed Policies, less policy cancellation and return premiums, as of the respective Assumption Dates of such polices. Written Premium shall not include fees or surcharges invoiced for collection by CITIZENS on the Policies, including a(n) (i) market equalization surcharge, (ii) CITIZENS policyholder surcharge, (iii) nonhomestead policyholder assessment, (iv) Citizens additional policyholder assessment, (v) regular assessment, (vi) emergency assessment, (vii) tax-exempt surcharge, (viii) reinsurance or catastrophe financing surcharge, or (ix) other fees, taxes, assessments, or surcharges imposed on CITIZENS policyholders as determined by CITIZENS.

TERMS AND CONDITIONS

1. Term of this Agreement. This Agreement shall terminate 18 months from the date it is signed. No Assumptions may occur after the Agreement terminates.

2. Agreement to Remove Policies.

A. The Insurer and CITIZENS shall, prior to an Assumption Date, agree upon those Tagged Policies eligible to be removed under the Program by the Insurer on the Assumption Date and shall set forth those Policies by CITIZENS policy number and expiration date on Exhibit A or any supplement thereto, which Exhibit A or supplement shall be attached hereto and made a part hereof by reference.

B. Pursuant to this Agreement and the Assumption Procedures, the Insurer shall remove by Assumption all of the Tagged Policies set forth on Exhibit A or supplements thereto, if available for removal on the Assumption Date pursuant to this Agreement and as approved by the Office.

3. Terms of Assumption.

A. Liabilities.

(i) With respect to a Removed Policy, the Insurer is liable and obligated to pay all Aggregate Losses occurring on or after 12:01 A.M. Eastern Standard Time on the Assumption Date of a Removed Policy and CITIZENS has no obligation or liability with respect to such Aggregate Losses.

(ii) The Insurer, in addition, agrees to assume and undertake all other obligations with respect to the Removed Policies in the manner provided herein.

(iii) CITIZENS shall remain liable for all Aggregate Losses for the Removed Policies occurring prior to the Assumption Date, and all Aggregate Losses for the Rejected Policies and the Returned Policies, and the Insurer shall have no responsibility with respect to such losses.

(iv) The Insurer shall comply with all applicable Assumption Procedures.

PLA Non-Bonus Assumption Agreement

B. Notices.

(i) The cost of any notice and ancillary documentation to current CITIZENS policyholders to effectuate Assumption of the Policies shall be borne equally by the Parties, except that the cost of the Initial Notice shall be borne solely by the Insurer. If CITIZENS bears the cost for any expenditures, the Insurer agrees that its portion of such costs may be withheld from any Assumed Premium paid to Insurer by CITIZENS pursuant to this Agreement or any amendments or addenda to this Agreement. In the event CITIZENS, for whatever reason, does not withhold the Insurer’s portion of such cost from any Assumed Premium paid to Insurer, Insurer agrees to pay said sum to CITIZENS within thirty (30) days of its receipt of a billing statement from CITIZENS.

(ii) The parties shall coordinate the mailing of any documentation or notices required by this Agreement.

C. Assumed Premium.

(i) CITIZENS shall pay by wire transfer to the Insurer the Assumed Premium multiplied by 1,000 minus the applicable Ceding Commission Rate on or before the 20th day following the Assumption Date. Any subsequent amounts due to or from CITIZENS as a result of the monthly remittance and bordereau process shall be remitted to the appropriate Party net of Ceding Commission within ten (10) days following the end of each month without interest.

D. Servicing of Policies. Commencing on the Assumption date of a Removed Policy:

(i) Until a Removed Policy is renewed onto an Insurers policy form, on behalf of the Insurer, CITIZENS shall process endorsements and cancellations and provide other policy services with respect to the Removed Policy. The consideration for services to be performed by CITIZENS on behalf of the Insurer is specifically encompassed in the Ceding Commission Rate referenced in Exhibit B attached hereto.

(ii) The Insurer is responsible for offering and processing offers of renewal coverage with respect to its Replacement Policies, utilizing its approved rates and forms. Insurer is responsible for all policyholder services with respect to its Replacement Policies.

E. Rejected Policies.

The parties acknowledge that policyholders of Tagged Policies have the right to reject Insurer’s offer of coverage and to remain policyholders of Citizens, Accordingly, Insurer shall mail to the policyholders the Initial Notice disclosing such right. After the mailing of the Initial Notice, and prior to the Assumption Date, the Insurer shall be responsible for obtaining written confirmation from any Policyholder requesting that their Policy not be removed from CITIZENS. Such information shall be remitted to CITIZENS in an electronic format acceptable to CITIZENS.

F. Returned Policies.

Any policyholder under a Removed Policy may return to CITIZENS within thirty days after the Assumption Date and shall be reinstated by CITIZENS. The insurer shall

PLA Non-Bonus Assumption Agreement

process all such received policyholder requests to return to CITIZENS and forward such requests, along with the appropriate unearned premium attributable to the Returned Policy, on a monthly basis to CITIZENS in an electronic format acceptable to CITIZENS. After the thirty-day period following an Assumption Date, but prior to the date on which they are renewed onto a Replacement Policy issued by the Insurer, any assumed policyholder that elects to return to CITIZENS may cancel their Policy with the Insurer, and may make application to CITIZENS for a new Policy, and shall be accepted for coverage by CITIZENS if otherwise eligible.

G. Claims Servicing.

(i) CITIZENS is solely responsible for the servicing of claims for losses occurring (a) prior to the Assumption Date under a Removed Policy, (b) at any time under a Rejected Policy, and (c) at any time under a Returned Policy.

(ii) Insurer is solely responsible for the servicing of claims for losses occurring on or after an Assumption Date under a Removed Policy. CITIZENS shall have no responsibility for payment of losses or loss adjustment expenses or for the servicing of claims with respect to losses occurring under any Removed Policy on or after the Assumption Date.

(iii) CITIZENS agrees that in instances where the sharing of information will facilitate the resolution of a claim which has occurred after the Assumption Date, and in accordance with applicable state and federal laws, it will share prior claims, underwriting and other information with the Insurer. CITIZENS reserves the right at any time to deny access to any and all such information or to seek the permission of the Policyholder for release of such information. Insurer agrees to treat all information provided to them as confidential and certifies that all such information provided to them by CITIZENS shall be used strictly to adjust a claim and for no other purpose.

(iv) With regard to losses occurring on Removed Policies after the Assumption Date, CITIZENS shall give notice promptly to the Insurer of any claim by a third party or the commencement of any legal proceedings against CITIZENS with respect to such claim. The insurer shall have the exclusive right to control the contest and defense for any such claim incurred or litigation Initiated as of the Assumption Date. The liability of the Insurer under the Removed Policies shall always follow that of CITIZENS, and any error or omission of CITIZENS or Its agents shall in no way relieve the Insurer of its liability or obligations in respect of the matters affected by such errors or omissions, it being understood and agreed that the Insurer shall follow and share the same fortune as CITIZENS under all circumstances.

(v) CITIZENS agrees to assign to the Insurer any and all salvage and subrogation rights arising with respect to losses occurring on or after an Assumption Date, which CITIZENS may have with respect to the Removed Policies.

H. Conditions to Closing.

The following conditions must be met prior to an Assumption Date:

(i) Approval by the Office of an Assumption by Issuance of a Consent Order or letter, which Consent Order or letter shall be attached hereto as Exhibit C.

PLA Non-Bonus Assumption Agreement

(ii) Satisfactory compliance with all requirements of CITIZENS for participation in the Assumption.

(iii) The mailing, more than thirty days in advance of the Assumption Date, of the Initial Notice to each putative Policyholder of a Tagged Policy.

I. Implementation.

(i) The parties hereto acknowledge that, pursuant to all applicable laws and this Agreement, CITIZENS will use its sole judgment and discretion in implementing the Assumption Procedures for participating Insurers.

(ii) Should the parties fail to agree on the Tagged Policies to be set forth on Exhibit A, no obligation shall be created pursuant to this Agreement.

(iii) The Insurer and CITIZENS agree to allow the Insurer to supplement Exhibit A from time to time with lists of additional Tagged Policies, but such additional Tagged Policies must be designated and assumed by the Insurer not later than eighteen (18) months from the initial Assumption Date. All Assumptions for each supplement to Exhibit A (e.g., Exhibit A-1, A-2, etc.) shall be in accordance with the terms and provisions of this Agreement and the Assumption Procedures. The Policies so identified in any such supplement to Exhibit A shall be treated as Removed Policies as of the date of their Assumption for the purposes of this Agreement. All such supplements to this Agreement shall be executed in writing by the Parties to effectuate and document such additional Assumptions.

(iv) CITIZENS shall not enter into an agreement with any other insurer for the removal of the Tagged Policies unless such policies are not removed by the Insurer in accordance with the terms and provisions of this Agreement, or are Rejected Policies or Returned Policies or are written new by Citizens after their removal by Insurer.

4. Conditions of Assumption.

A. The Insurer shall remove the Removed Policies by Assumption in accordance with this Agreement and the Assumption Procedures and shall offer to renew the Insurer’s Replacement Policy for a period of three (3) years subsequent to the expiration of the Removed Policy. During the aforenoted period, the Insurer’s renewals of the Replacement Policy shall be at the Insurer’s approved rates and on substantially similar terms or on such forms and rates as approved by the Office. No such Policy may be cancelled or nonrenewed by the Insurer during this period except for nonpayment of premium or in accordance with the provisions of the Consent Order attached as Exhibit C.

B. CITIZENS shall provide, or has provided, to the Insurer, by electronic data transfer, or by such other means as is acceptable to CITIZENS, relevant information regarding the Tagged Policies available for assumption. The Insurer understands that CITIZENS cannot guarantee the reliability and accuracy of this data and the Insurer agrees that policies will not be cancelled upon discovery that this information was not accurate, unless such inaccuracy amounts to a material misrepresentation or fraud on behalf of the insured.

PLA Non-Bonus Assumption Agreement

C. The Insurer understands that CITIZENS makes no guarantee that a Tagged Policy will be available for removal on the Assumption Date.

D. Thirty-six (36) months after the first Assumption Date, the Insurer shall provide to CITIZENS an Independent Auditor’s report performed in accordance with the instructions provided in the Audit Scope attached hereto and incorporated herein by reference as Exhibit E. At a minimum the Audit shall contain all pertinent data to verify the satisfactory completion of the Insurer’s performance pursuant to this agreement. Prior to commencing work, the Independent Auditor shall be approved by CITIZENS, which approval shall not be unreasonably withheld. All expenses of the Independent Auditor shall be paid by the Insurer. At the beginning of the Audit CITIZENS shall provide the approved auditor the procedures to be followed in meeting the requirements of Exhibit E.

E. The Insurer agrees that no bonus, Incentive plan, or consideration beyond the assumed premium will be paid by CITIZENS for the Insurer’s removal of Removed Policies.

F. By signing this Agreement, Insurer certifies that its assumption of policies complies with Section 627.3517, Florida Statutes. It is the Insurer’s sole responsibility to contact all agents involved with the Tagged Policies in order to obtain their permission to include those particular policies in the Assumption.

5. Office Oversight. CITIZENS shall provide a fully executed copy of this Agreement to the Office. The Insurer shall respond to any requests for information by the Office regarding the proposal or this Agreement. The Insurer and CITIZENS are, and shall remain, subject to all applicable laws of the State of Florida and the supervision, rules, regulations and orders of the Office.

6. Right of Audit. CITIZENS or its representatives, upon reasonable advance written notice, shall be entitled to audit, at its own cost and expense, the relevant books and records of the Insurer during normal business hours to confirm the Insurer’s compliance with the terms and conditions of this Agreement.

7. Indemnification. Insurer shall indemnify CITIZENS, its Board of Governors, officers, agents and employees (“CITIZENS Indemnitess”) against any costs, expenses (including reasonable counsel fees and costs of litigation), claims, demands, actions, losses or liabilities that CITIZENS Indemnitees may suffer or that may be asserted or claimed against CITIZENS Indemnitees, caused by or arising directly out of any breach of this Agreement by the Insurer or Insurer’s Assumption of Removed Policies.

8. Insurer’s Continuing Status. The Insurer, during the period of this Agreement, shall remain duly licensed and authorized to transact property and casualty insurance business in the State of Florida and the lines of insurance applicable to Removed Policies and Replacement Policies.

9. Breach. Default Cure, Termination and Other Remedies.

A. Events of Default. A default under this Agreement occurs in the event of any material breach of an obligation, representation or undertaking of a party as set forth in this Agreement, including without limitation:

(i)    (a) Insurer fails to maintain its authority and licensing to conduct its business as provided in Section 8 of this Agreement; or

PLA Non-Bonus Assumption Agreement

(b) Insurer becomes subject to an adverse finding or an order of supervision, rehabilitation, or liquidation pursuant to Chapter 631, Florida Statutes; or

(c) The issuance of any other order of the Office or a court of competent jurisdiction that in any material form or manner limits or constrains the ability of the Insurer to engage In the business of property and casualty insurance, which results in the Insurer canceling or nonrenewing Removed Policies or Replaced Policies, other than the initial Consent Order issued by the Office in connection with this Agreement

(d) No notice or curative period is required for a material breach occurring pursuant to this Section (i).

(ii) Insurer’s assumption of Tagged Policies, Replacement Policies, or Removed Policies at unapproved rates within one year of the Assumption Date.

(iii) The Insurer’s cancellation or non-renewal of a Removed Policy for an invalid reason. For purposes of this paragraph, an “invalid reason” shall be a cancellation of non-renewal not authorized by the terms of this Agreement or by the Consent Order attached as Exhibit C.

(iv) The insurer fails to materially comply with Section 627.3517, Florida Statutes. In addition to any other remedies provided in this Agreement, if Section 627.3516 is violated. Insurer will be liable for any costs associated with CITIZENS re-assuming any Removed Policies, if Citizens in its sole discretion determines to do so. In addition, Insurer will be assessed a monetary penalty in the amount of $1000.00 per Policy for every Policy assumed without the permission of the agent, if Insurer fails to cure under the provision of Paragraph 9.B.

B. Cure. In the event of a default that may be cured, the non-defaulting party shall give the defaulting party written notice of the material breach or default. Failure of the defaulting party to cure the material breach or default within fifteen (15) days of the receipt of the written notice as herein provided shall constitute and be deemed a material breach and default of this Agreement unless the material breach or default is not capable of being cured within such period of time, and the defaulting party has commenced good faith efforts to cure such material breach or default within fifteen (15) days, and thereafter continues in good faith to diligently pursue curing until the material breach or default is cured to the reasonable satisfaction of the non-breaching party.

C. Termination and Other Remedies. Should the Insurer materially breach or default in any obligation as set forth in this Agreement and not timely cure such material default and breach as set forth in this section, CITIZENS may in its sole discretion, take any or all of the follow actions:

(i) Terminate this Agreement or declare this Agreement canceled or void.

(ii) Prohibit Insurer from further assumption of policies pursuant to this Agreement or any future agreement.

PLA Non-Bonus Assumption Agreement

(iii) Notify the Office of the violation of the Agreement and request that the Office take appropriate administrative action.

(iv) Forfeiture of up to the entire amount of any escrowed bonus instituted pursuant to Paragraph 4.E., which shall be set forth in detail in any addendum negotiated pursuant to Paragraph 4.E.

(v) In addition to any rights and remedies set forth in this Agreement, the non-defaulting party shall have all rights and remedies available at law and/or equity, including, but not being limited to, the right to specific performance, damages or injunctive relief.

D. Removed Policies. Notwithstanding any breach of this Agreement, the Insurer shall remain responsible for Removed Policies unless and until a judicial determination is rendered relieving, altering or limiting Insurer’s responsibility.

10. Attorney’s Fees. If either of the parties hereto shall bring a Court action alleging material breach of this Agreement or seeking to enforce, rescind, renounce, declare void or terminate this Agreement or any provisions thereof, the prevailing party shall be entitled to recover all of its legal expenses, including reasonable attorney’s fees and costs (including attorney’s fees and costs for any appeals taken), and to have the same awarded as part of the judgment in the proceeding in which such legal expenses and attorney’s fees and costs were incurred.

11. Benefits. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns.

12. Captions. The paragraph captions as to contents of the particular paragraphs herein are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraph in which they are referred.

13. Construction of Agreement. Words of a gender used in this Agreement shall be held to include any other gender, and words in a singular number shall be held to include the plural, when the sentence so requires.

14. Entire Agreement. This Agreement contains all of the oral and/or previously written agreements, representations, and arrangements between the parties hereto concerning the Program, and all rights which the respective parties may have had under any prior written or oral agreements are hereby canceled and terminated, and all parties agree that there are no representations or warranties other than those set forth herein.

15. Florida Law and jurisdiction. It is acknowledged that this Agreement was executed in and shall be construed and governed in accordance with the laws of the State of Florida and the rules, orders and regulations of the Office in effect at the time of the execution of this Agreement. In the event of any conflict between such laws, rules, orders and regulations and Subsection 627.351(6), the provisions of that Subsection govern, if any legal action is filed pursuant to this agreement such action must be filed in a court of competent jurisdiction in Leon County Florida.

16. Assignment. The Insurer may not assign or transfer this Agreement, or any benefit or right under this Agreement without Citizens’ prior written consent. Any change in control or ownership is deemed a transfer of this Agreement requiring Citizens’ written consent.

PLA Non-Bonus Assumption Agreement

17. Invalidation. In the event any provision of this Agreement is determined to be invalid by a court of competent jurisdiction, the remaining provisions of this Agreement remain in full force and effect.

18. No Intermediary. The Insurer represents and warrants that it has not, and CITIZENS represents and warrants that it has not, incurred an obligation to make payment of any fees to any intermediary with respect to the obligations afforded under this Agreement.

19. Modification. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto and not disapproved by the Office.

20. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing, by hand delivery, by overnight mail, by registered or certified mail, or by facsimile transmission and shall be addressed as follows:

Notice to Insurer:

Frank McCahill

President & CEO

Homeowners Choice Property and Casualty Insurance Company

145 NW Central Park Plaza Suite 110

Port St. Lucie, FL 34986

(772) 336-9091

Notice to CITIZENS:

Mr. Scott Wallace

President Executive Director

CITIZENS Property Insurance Corporation

101 North Monroe Street, Suite 1000

Tallahassee, Florida 32301

(850)513-3780

Notices sent by hand delivery shall be deemed delivered on the date of hand delivery. Notices sent by overnight Insurer shall be deemed delivered on the next business day after being placed into the hands of the overnight Insurer. Notices sent by registered or certified mail shall be deemed delivered on the third business day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be delivered on the day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed delivered on the next business day.

21. Parties Represented. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

22. Survival of Terms. Sections 3, 4, 5, 6, 7, 10, 15, 16,17, and 20 shall survive the termination of this Agreement.

PLA Non-Bonus Assumption Agreement

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above set forth.

CITIZENS PROPERTY INSURANCE CORPORATION

BY:
Mr. Scott Wallace
President and Executive Director

INSURER

BY:
Mr. Frank McCahill
President & CEO

PLA Non-Bonus Assumption Agreement

Exhibits:

A. Schedule of Policies

B. Ceding Commission Rate

C. Consent Order

D. Timeline and Requirements for Assumption

E. Audit Scope

F. Initial Notice

PLA Non-Bonus Assumption Agreement

EXHIBIT B

Ceding Commission Rate

The contract period to remove policies from CITIZENS will be eighteen (18) months. Any single assumption in a take-out contract period must remove a minimum of 2,500 policies or a Total Insured Value (coverages A, B, C & D combined) of five hundred (500) million dollars. High Risk Account (HRA) and Personal Lines Account (PLA) take-outs are exclusive and may not be assumed simultaneously under a single eighteen (18) month take-out contract.

There are additional Incentives for assuming Insurers that remove larger numbers of eligible policies or TIV from the Personal Lines Account or High Risk Account. CITIZENS agrees to reduce the ceding commission for all policies in a take-out if either the minimum number of policies or TIV are assumed. No agreement may be modified mid-term to change to a different bonus program, unless specified in the assumption agreement.

Ceding Commission (PLA)

Number of Policies	Minimum Eligible Total Insured Value (TIV)	Ceding Commission
Less than 60,000	N/A	16%
60,000 to 74,999	$11 Billion	Reduced to 12%
75,000 to 89,999	$14 Billion	Reduced to 9%
90,000 and up	$17 Billion	Reduced to 6%

Ceding Commission (HRA)

Number of Policies	Minimum Eligible Total Insured Value (TIV)	Ceding Commission
Less than 35,000	N/A	16%
35,000 to 49,999	$10 Billion	Reduced to 12%
50,000 to 79,999	$14 Billion	Reduced to 9%
80,000 and up	$22 Billion	Reduced to 6%

PLA Non-Bonus Assumption Agreement

Ceding Commission (Mobile Home)

Number of Policies	Minimum Eligible Total Insured Value (TIV)	Ceding Commission
Less than 15,000	N/A	16%
15,000 to 19,999	N/A	Reduced to 12%
20,000 to 29,999	N/A	Reduced to 9%
30,000 and up	N/A	Reduced to 6%

PLA Non-Bonus Assumption Agreement

EXHIBIT D

Timeline and Requirements for Assumption

•

At any point in time, an Insurer may request, for purposes of depopulation and subject to an appropriate confidentiality agreement, a data file of policies from CITIZENS. All policies not currently pending cancellation, not set for non-renewal or tagged for another insurer as described below, will be included in the data file.

•

Companies may not be allowed to Depopulate polices in consecutive assumptions. This is dependent upon the number of participants. This determination is based on resources, and solely at the discretion of the Depopulation Manager.

At least 45 Days Before Initial Assumption

•	The Insurer must provide a Certificate of Authority from the Office, and an Order or letter from the Office approving the assumption.

•	The Assuming Carrier must return an executed Requirements and Deadline Letter.

•	The Insurer must return an executed Requirements and Deadline Letter

At Least 40 Days Before Initial Assumption

•

The Assuming Carrier’s policy selection must be submitted to Citizens. By submitting this policy selection file the assuming carrier is certifying that all associated have either been appointed by the company or agreed to have their policies assumed by the company under the provisions of “Consumer Choice.”

•	Citizens must receive the Assuming Carrier’s information (company letterhead with logo, signature, etc.) to begin formatting of assumption notices.

At Least 35 Days Before Initial Assumption

•

The Assuming Carrier must mail notice 35 days before the assumption date giving the consumer the option to choose not to be assumed. The Notice must be approved by the O.I.R. and Citizens. It must be sent to each consumer the carrier intends to assume. The Insurer must return an executed Assumption Agreement to CITIZENS.

•

It is the Assuming Carrier’s responsibility to collect the responses from the above notice, and retain these for documentation. All consumers who indicate they do not want to be assumed need to be entered into an Access data base with their associated Citizens policy number.

At Least 6 Days Before Initial Assumption

•

The Assuming Carrier must provide a data file (Access format) containing each consumer and associated policy number that has chosen to not be assumed. Citizens eliminates the policies of consumers who do not wish to have their policies assumed from the company’s policy selection.

PLA Non-Bonus Assumption Agreement

•	These deadlines may change depending upon the number of participating companies. The Depopulation manager will notify if modification is necessary.

EXHIBIT E

Audit Scope

This Audit Scope provides the directions for the audit which will occur 36 months after the last assumption date. By signing the overall assumption agreement the Insurer has agreed to abide by the terms of this document.

1. Approximately sixty (60) days prior to the end of the 36-month period following the date that the Insurer last removed policies under the Non-Bonus Takeout Program, the Insurer will provide to CITIZENS a computer file (hereinafter referred to as the “Policy Computer File”) in ACCESS format sorted by CITIZENS policy number, which contains the following information on each policy:

a.	Complete CITIZENS policy number;

b.	Year and month in which policy was removed from CITIZENS;

c.	Insurer’s policy number;

d.	Policy effective date of the Insurer’s initial policy;

e.	Policy expiration date of the Insurer’s Initial policy;

f.	County of property location;

g.	Property address; and

h.	Indicate if the policy is in-force, or canceled.

i.	For all cancelled policies, the effective date of the cancellation.

2. CITIZENS will select a random sample of 400 policies, hereinafter referred to as the “Sample Policies”, from the Policy Computer File and provide a list of the selected policies to the Insurer.

3. The Insurer will select an Independent Auditor subject to the concurrence of Citizens, which concurrence shall not be unreasonably withheld. The Insurer will provide its Independent Auditor with the list of the Sample Policies. The Independent Auditor, at the expense of the Insurer, will conduct agreed-upon procedures pursuant to this Agreement, and will perform the following:

a.	For in force Sample Policies:

1.	Verify that there were offers of coverage and policyholder payments; and

2.	Verify that the effective date, county and property address are correct; and

3.	Verify that the policy was in-force with no lapse in coverage through the end of the initial 36-month period.

4.	Identify and explain any exceptions.

b.	For Sample Policies no longer in force:

1.	Verify that there were offers of coverage and policyholder payments; and

2.	Verify that the effective date, county, and property address are correct; and

3.	Identify and explain any exceptions; and

4.	For Sample Policies no longer in force due to voluntary cancellation by the insured

PLA Non-Bonus Assumption Agreement

(including those cancelled for non-payment of premium), review the policy file for documentation or other data entry, e.g., diary comments, letters from insured, etc., regarding the cancellation and document the reason(s) for cancellation and the effective date of the cancellation.

5.	For Sample Policies no longer in force due to cancellation by the Insurer for fraud, i.e., material misrepresentation, review the policy file for supporting documentation for the cancellation and document the reason(s) for cancellation and the effective date of the cancellation.

6.	Identify any Sample Policies that were cancelled or non-renewed by the Insurer to reduce the Insurer’s hurricane exposure or for any other reason other than in 4 and 5, above, and provide the effective date of the cancellation and reason for cancellation.

4. The Independent Auditor will provide an agreed-upon procedures report (hereinafter referred to as “Report”) to the Insurer and CITIZENS detailing its findings on each policy reviewed. The Report will list CITIZENS and Its auditor, Ernst & Young, as users.

5. CITIZENS will review and verify the Report of the Independent Auditor. Within 10 working days of receipt of the Report, CITIZENS will verify whether the Report has been prepared in compliance with the agreed-upon procedures set forth in this Agreement. If the Report is not verified, CITIZENS will advise the Independent Auditor on how to correct any deficiencies noted during the verification process and may require that additional policies be sampled in order to validate the findings in the Report

6. After verification of the Independent Auditor’s Report by Citizens, either the Insurer or CITIZENS may elect, at its own expense, to expand the review sample to enhance the accuracy of the data to be used in extrapolating findings to the entire population. This election may only be made once by each party to this Agreement. The party making such election must notify the other party of its intent within 14 days after receipt of notice of verification of the Independent Auditor’s Report prepared pursuant to Paragraphs 4 and 5, above.

7. The Report shall be referred to the Office.